Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (Nasdaq: LACO)
FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030
FOR IMMEDIATE RELEASE:
Monday, October 2, 2006
LAKES ENTERTAINMENT, INC. ANNOUNCES
SHINGLE SPRINGS AGREEMENT WITH EL DORADO COUNTY
MINNEAPOLIS, October 2, 2006 — Lakes Entertainment, Inc. (Nasdaq: LACO) announced today that the Shingle Springs Band of Miwok Indians (the “Tribe”), a federally recognized Indian tribe, has signed an Intergovernmental Agreement with El Dorado County (the “County”) that will provide the County with at least $87 million in payments over 20 years for services and as a contribution to the County’s general fund. The County has agreed to drop all of its existing litigation against the Tribe and formally support the Tribe’s interchange and casino projects.
The agreement also provides that the Tribe will pay to the County $5.2 million per year for 20 years to construct HOV lanes on Highway 50. Additionally, the Agreement calls for the Tribe to make other periodic payments as detailed in the agreement with the County. The Agreement is subject to the Tribe’s casino operating at least 2,000 Class III slot machines and will allot to the County an extra $100,000 a year per additional 100 machines, if the Tribe is allowed to operate more than 2,000 Class III slot machines.
Lakes has an agreement with the Shingle Springs Tribe to develop, build and manage a casino resort on the Tribe’s existing 160-acre reservation. Construction is planned to begin as soon as remaining issues related to the casino project are resolved.
As Shingle Springs Tribal Chairman Nick Fonseca noted, “This is a historic day for our tribal nation and El Dorado County. This agreement will ensure that the residents of the County will benefit for decades to come. Our contributions to the County will be the single largest revenue generator of any business in the County, creating funds for the County to spend to help provide services to the local residents. We are happy to contribute this much needed funding to improve the quality of life here in El Dorado County.”

Tim Cope, President of Lakes added, “We are encouraged by the agreement between the Shingle Springs Tribe and El Dorado County and look forward to working with the Tribe to build and operate a first class casino resort.”
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for new casino operations in Michigan, California, and Oklahoma, a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 61% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company’s consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that WPTE’s television programming will fail to maintain a sufficient audience; difficulty of predicting the growth of WPTE’s online casino business, which is a relatively new industry with an increasing number of market entrants; the increased time, cost and expense of developing and maintaining WPTE’s own online gaming software; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.